Exhibit 10.2

July 19, 2010

Dear Mr. White:

In accordance with paragraph 15 of your employment agreement with LexingtonPark Parent Corp. (n/k/a Cowen Group, Inc.) dated July 10, 2009, as amended on December 8, 2009 (collectively, the “Agreement”), this letter serves to amend the Agreement as follows:

1.                The first sentence of paragraph 1 of the Agreement which reads, “This Agreement provides the details of the terms of your employment from and following the Effective Date until termination of your employment (the “Term”), and certain other terms and conditions of your employment with the Company and its subsidiaries that continue beyond the Term unless otherwise specified,” shall be deleted and replaced with:

This Agreement provides the details of the terms of your employment as of July 19, 2010 until termination of your employment (the “Term”), and certain other terms and conditions of your employment with the Company and its subsidiaries that continue beyond the Term unless otherwise specified.

2.                Paragraph 2 of the Agreement shall be deleted in its entirety and replaced with:

Position.  On April 29, 2010, you ceased to serve as the Chief Operating Officer of the Company and were appointed Chief of Staff (the “Position Change”).  You shall continue to be employed as a Managing Director and Chief of Staff and shall report directly to the Chief Executive Officer of the Company, and you shall also continue to serve as a member of the Company’s Operating Committee.  You shall have the duties, responsibilities and authority commensurate with your title and position and such other duties and responsibilities as may be reasonably assigned to you by the Chief Executive Officer of the Company.  You shall continue to be subject to, and must comply with, all policies and procedures applicable to employees of the Company’s Broker-Dealer subsidiary (the “BD Subsidiary”), as now existing or as may be modified or supplemented from time to time by the BD Subsidiary.

3.             The following shall be added to the end of Paragraph 5(d):

The Company acknowledges that the Position Change on April 29, 2010 constituted a material diminution by the Company, without your consent, of your roles and responsibilities as Chief Operating Officer.  Accordingly, the Company further acknowledges that as a result of such Position Change, you are entitled to notify the Company in writing at any point up to and including July 29, 2010 (the “Good Reason Notification Period”), that the Position Change triggered your ability to terminate your employment with Good Reason (provided the Company did not remedy such material diminution during the Cure Period and provided further that you gave final notice of your decision to terminate your employment with Good Reason within ninety (90) days following the expiration of the Cure Period).  Notwithstanding the above, the Company and you have agreed to toll the running of the Good Reason Notification Period from April 29, 2010 until December 31, 2010, after which, you shall have until March 31, 2011 to provide the Company with written notice of your intention to terminate your employment with Good Reason as a result of the Position Change.

This letter in no way amends any other terms or conditions of the Agreement, the remainder of which remain in full force and effect.  Please sign below to indicate your acceptance of this amendment to the Agreement.

Sincerely,

COWEN GROUP, INC.

		By:	/s/ Peter Cohen
Peter Cohen
Chairman and
Chief Executive Officer

AGREED AND ACCEPTED:

Signed:	/s/ Christopher A. White
Christopher A. White

Date:	July 21, 2010